CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,425,000	$165.59

Pricing supplement no. 112
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014	Registration Statement No. 333-199966 Dated December 17, 2014 Rule 424(b)(2)

Structured Investments	$1,425,000 Auto Callable Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index due December 22, 2016

General

•	The Notes are designed for investors who seek early exit prior to maturity at a premium if, on either Call Valuation Date, the closing level of each of the EURO STOXX 50® Index, the FTSETM 100 Index or the Nikkei 225 Index is at or above its Call Level. If the Notes have not been automatically called, investors will receive their principal back at maturity if the Final Level of each Underlying is equal to or greater than 70% of its Initial Level, but will lose some or all of their principal if the Final Level of any Underlying is less than 70% of its Initial Level. Investors in the Notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the Notes are automatically called.
•	The earliest date on which an automatic call may be initiated, is December 24, 2015*.
•	The Notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlyings:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E), the FTSETM 100 Index (Bloomberg ticker: UKX) and the Nikkei 225 Index (Bloomberg ticker: NKY) (each, an “Underlying” and collectively, the “Underlyings”)
Automatic Call:	If the closing level of each Underlying on either Call Valuation Date is greater than or equal to the applicable Call Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note that will vary depending on the applicable Call Valuation Date and Call Premium Percentage and that will be payable on the applicable Call Settlement Date.
Call Level:	With respect to each Underlying, 85% of its Initial Level for each Call Valuation Date
Payment if Called:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

• 8.80% × $1,000 if automatically called on the first Call Valuation Date

• 17.60% × $1,000 if automatically called on the final Call Valuation Date

Payment at Maturity:

If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of each Underlying is greater than or equal to its Barrier Level, you will receive the principal amount of your Notes at maturity.

If the Notes have not been automatically called and the Final Level of any Underlying is less than its Barrier Level, you will lose 1% of the principal amount of your Notes for every 1% that the Final Level of the Lesser Performing Underlying is less than its Initial Level, and your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the Notes have not been automatically called and the Final Level of any Underlying is less than its Barrier Level, you will lose more than 30% of your principal amount and may lose all of your principal amount at maturity.

Barrier Level:	With respect to each Underlying, an amount that represents 70% of its Initial Level, which is 2,136.393 for the EURO STOXX 50® Index, 4,435.536 for the FTSETM 100 Index or 11,773.811 for the Nikkei 225 Index
Initial Valuation Date:	December 17, 2014
Original Issue Date (Settlement Date):	On or about December 22, 2014
Call Valuation Dates*:	December 24, 2015 (first Call Valuation Date) and December 19, 2016 (final Call Valuation Date)
Call Settlement Dates*:	The third business day after the applicable Call Valuation Date, except that the final Call Settlement Date is the Maturity Date
Maturity Date†:	December 22, 2016
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
CUSIP:	48127D3L0

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$20	$980
Total	$1,425,000	$28,500	$1,396,500
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $20.00 per $1,000 principal amount Note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the Notes as determined by JPMS, when the terms of the Notes were set, was $962.90 per $1,000 principal amount Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

December 17, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Underlying Return:	With respect to each Underlying: (Final Level – Initial Level) Initial Level
Initial Level:	With respect to each Underlying, the closing level of that Underlying on the Initial Valuation Date, which was 3,051.99 for the EURO STOXX 50® Index, 6,336.48 for the FTSETM 100 Index or 16,819.73 for the Nikkei 225 Index
Final Level:	With respect to each Underlying, the closing level of that Underlying on the final Call Valuation Date
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
JPMorgan Structured Investments —	PS-1
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If the closing level of each Underlying is greater than or equal to the applicable Call Level on either Call Valuation Date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus: (i) 8.80% × $1,000 if automatically called on the first Call Valuation Date or (ii) 17.60% × $1,000 if automatically called on the final Call Valuation Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.
•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the Notes is approximately two years, the Notes will be automatically called before maturity if the closing level of each Underlying is at or above the applicable Call Level on either Call Valuation Date and you will be entitled to the applicable payment corresponding to that Call Valuation Date as set forth on the cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — If the Notes have not been automatically called, we will pay you your principal back at maturity if the Final Level of each Underlying is equal to or greater than its Barrier Level. If the Notes have not been automatically called and the Final Level of each Underlying is less than its Barrier Level, you will lose more than 30% of your principal amount and may lose all of your principal amount at maturity.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the Notes is linked to the Least Performing Underlying, which will be any of the EURO STOXX 50® Index, the FTSETM 100 Index or the Nikkei 225 Index.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1a-I.

The FTSETM 100 Index is an index calculated, published and disseminated by FTSE, a company owned by the London Stock Exchange (“LSE”). The FTSETM 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. For additional information about the FTSETM 100 Index, see the information set forth under “Equity Index Descriptions — The FTSETM 100 Index” in the accompanying underlying supplement no. 1a-I.

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index, as of the date of this document, is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. For additional information on the Nikkei 225 Index, see the information set forth under “Equity Index Descriptions ― The Nikkei 225 Index” in the accompanying underlying supplement no.1a-I.

•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject

JPMorgan Structured Investments —	PS-2
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the Notes, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Underlyings or any of the equity securities included in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been automatically called, the return on the Notes at maturity is linked to the performance of the Least Performing Underlying and will depend on the extent to which the Underlying Return is negative. If the Notes have not been automatically called and the Final Level of any Underlying is less than its Barrier Level, for every 1% that the Final Level of the Least Performing Underlying is less than its Initial Level, you will lose an amount equal to 1% of the principal amount of your Notes. Accordingly, under these circumstances, you will lose more than 30% of your principal amount and may lose all of your principal amount at maturity.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
•	LIMITED RETURN ON THE NOTES — Your potential gain on the Notes will be limited to the Call Premium Percentage applicable to the Call Valuation Dates, as set forth on the cover of this pricing supplement, regardless of the appreciation in the value of any Underlying, which may be significant. Because the closing level of any Underlying at various times during the term of the Notes could be higher than on the Call Valuation Dates, you may receive a lower payment if the Notes were automatically called or at maturity, as the case may be, than you would have if you had invested directly in any Underlying.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the Notes and any payment on the Notes is not linked to a basket consisting of the Underlyings. If the Notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to any of the Underlyings. Poor performance by any of the Underlyings over the term of the Notes could result in the Notes not being automatically called on a Call Valuation Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlyings. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.
•	THE BENEFIT PROVIDED BY THE BARRIER LEVEL MAY TERMINATE ON THE FINAL VALUATION DATE — If the Notes have not been automatically called and the closing level of any Underlying on the Final Valuation Date (i.e., the Final Level) is less than its Barrier Level, the
JPMorgan Structured Investments —	PS-3
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

benefit provided by the Barrier Level will terminate and you will be fully exposed to any depreciation in the Least Performing Underlying.

•	REINVESTMENT RISK — If your Notes are automatically called early, the term of the Notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:
•	any actual or potential change in our creditworthiness or credit spreads;
JPMorgan Structured Investments —	PS-4
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the levels or prices, as applicable, of the Underlyings;
•	the time to maturity of the Notes;
•	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
•	the dividend rates on the equity securities included in the Underlyings;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Underlyings trade and the correlation among those rates and the levels of the Underlyings; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.
•	NON-U.S. SECURITIES RISK — The equity securities included in the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Underlyings are based, although any currency fluctuations could affect the performance of the Underlyings. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.
•	LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
JPMorgan Structured Investments —	PS-5
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the Notes that could be realized with respect to the applicable Call Valuation Date for a range of movements in the Least Performing Underlying as shown under the column “Least Performing Underlying Closing Level Appreciation/Depreciation at Call Valuation Date.” Each hypothetical total return or payment set forth below assumes that the Least Performing Underlying is the EURO STOXX 50® Index. We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing level of any Underlying will be on either Call Valuation Date. In addition, the following table and examples assume an Initial Level of 3,160 and a Call Level for the Least Performing Underlying of 2,686 (equal to 85% of the hypothetical Initial Level) and a Barrier Level for the Least Performing underlying of 2,212 (equal to 70% of the hypothetical Initial Level) and reflect that the Call Premium Percentages used to calculate the call premium amount applicable to the first and final Call Valuation Dates are 8.80% and 17.60%, respectively. There will be only one payment on the Notes whether called or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable Call Valuation Date and no payment would be made on the applicable Call Settlement Date. Each hypothetical total return or payment on the Notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the Notes applicable to a purchaser of the Notes.

Least Performing Underlying Closing Level	Least Performing Underlying Closing Level Appreciation/ Depreciation at Call Valuation Date	Total Return at First Call Valuation Date	Total Return at Final Call Valuation Date (1)
5,688.000	80.00%	8.80%	17.60%
5,372.000	70.00%	8.80%	17.60%
5,056.000	60.00%	8.80%	17.60%
4,740.000	50.00%	8.80%	17.60%
4,424.000	40.00%	8.80%	17.60%
4,108.000	30.00%	8.80%	17.60%
3,792.000	20.00%	8.80%	17.60%
3,476.000	10.00%	8.80%	17.60%
3,160.000	0.00%	8.80%	17.60%
3,081.000	-2.50%	8.80%	17.60%
3,002.000	-5.00%	8.80%	17.60%
2,844.000	-10.00%	8.80%	17.60%
2,686.000	-15.00%	8.80%	17.60%
2,528.000	-20.00%	N/A	0.00%
2,212.000	-30.00%	N/A	0.00%
2,211.684	-30.01%	N/A	-30.01%
1,896.000	-40.00%	N/A	-40.00%
1,580.000	-50.00%	N/A	-50.00%
1,264.000	-60.00%	N/A	-60.00%
948.000	-70.00%	N/A	-70.00%
632.000	-80.00%	N/A	-80.00%
316.000	-90.00%	N/A	-90.00%
0.000	-100.00%	N/A	-100.00%

(1) If the Notes have not been automatically called and the Final Level (i.e., the closing level on the final Call Valuation Date) of any Underlying is less than its Barrier Level, you will lose more than 30% of your principal amount and may lose all of your principal amount at maturity.

The following examples illustrate how the payment on the Notes in different hypothetical scenarios is calculated.

Example 1: The closing level of the Least Performing Underlying increases from the Initial Level of 3,160 to a closing level of 3,476 on the first Call Valuation Date. Because the closing level of the Least Performing Underlying on the first Call Valuation Date of 3,476 is greater than the corresponding Call Level of 2,686, the Notes are automatically called, and the investor receives a single payment of $1,088.00 per $1,000 principal amount Note on the first Call Settlement Date.

JPMorgan Structured Investments —	PS-6
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

Example 2: The closing level of the Least Performing Underlying decreases from the Initial Level of 3,160 to a closing level of 2,528 on the first Call Valuation Date and 3,002 on the final Call Valuation Date. Because the closing level of the Least Performing Underlying on the first Call Valuation Date (2,528) is less than the corresponding Call Level of 2,686, the Notes are not automatically called on this Call Valuation Date. However, because the closing level of the Least Performing Underlying on the final Call Valuation Date of 3,002 is greater than the corresponding Call Level of 2,686, the Notes are automatically called on the final Call Valuation Date, and the investor receives a single payment of $1,176 per $1,000 principal amount Note on the Maturity Date. This represents the maximum total payment an investor may receive over the term of the Notes.

Example 3: The closing level of the Least Performing Underlying decreases from the Initial Level of 3,160 to a closing level of 1,896 on the first Call Valuation Date and 2,528 on the final Call Valuation Date. Because (a) the closing level of the Least Performing Underlying on each of the Call Valuation Dates (1,896 and 2,528) is less than the corresponding Call Level of 2,686 and (b) the Final Level of the Least Performing Underlying is greater than its Barrier Level of 2,212, the Notes are not automatically called and the payment at maturity is the principal amount of $1,000 per $1,000 principal amount Note.

Example 4: The closing level of the Least Performing Underlying decreases from the Initial Level of 3,160 to a closing level of 2,528 on the first Call Valuation Date and 1,896 on the final Call Valuation Date. Because (a) the closing level of the Least Performing Underlying on each of the Call Valuation Dates (2,528 and 1,896) is less than the corresponding Call Level of 2,686 and (b) the Final Level of the Least Performing Underlying is less than its Barrier Level of 2,212, the Notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

Historical Information

The following graphs show the historical weekly performance of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index from January 2, 2009 through December 12, 2014. The closing level of the EURO STOXX 50® Index on December 17, 2014 was 3,051.99. The closing level of the FTSETM 100 Index on December 17, 2014 was 6,336.48. The closing level of the Nikkei 225 Index on December 17, 2014 was 16,819.73.

We obtained the various closing levels of the Underlyings below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Underlying on either Call Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your principal.

JPMorgan Structured Investments —	PS-8
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples of Amount Payable upon Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the Notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of

JPMorgan Structured Investments —	PS-9
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index

the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —	PS-10
Notes Linked to the Least Performing of the EURO STOXX 50® Index, the FTSETM 100 Index and the Nikkei 225 Index